                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 Amendment No. 1

                   Under the Securities Exchange Act of 1934*

                           American Lorain Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    27297100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

----------------------------
CUSIP No.  27297100        -
----------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           Jayhawk Private Equity Fund, L.P. (20-5004931)
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [   ]
           (b) [ X ]
           (See Instructions)
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------- ----- ----------------------------------------------
                          -   5    SOLE VOTING POWER
                          -        0
      NUMBER OF           - ----- ----------------------------------------------
       SHARES             -   6    SHARED VOTING POWER
    BENEFICIALLY          -        Less than 5%
    OWNED BY EACH         - ----- ----------------------------------------------
      REPORTING           -   7    SOLE DISPOSITIVE POWER
       PERSON             -        0
        WITH:             - ----- ----------------------------------------------
                          -   8    SHARED DISPOSITIVE POWER
                          -        Less than 5%
--------------------------- ----- ----------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Less than 5% (see Item 4)
---------- ---------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES (See Instructions)
           Not Applicable
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           Less than 5%*
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           PN
---------- ---------------------------------------------------------------------

* Based on 25,172,640  outstanding  shares of common stock, par value $0.001 per share,  as  reported  by American  Lorain  Corporation  on its Form 10-Q for the
period ended  September  30,  2008,  as filed with the  Securities  and Exchange
Commission on November 14, 2008.

----------------------------
CUSIP No.  27297100        -
----------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           Jayhawk Private Equity Co-Invest Fund, L.P. (20-5249125)
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [   ]
           (b) [ X ]
           (See Instructions)
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------- ----- ----------------------------------------------
                          -   5    SOLE VOTING POWER
                          -        0
      NUMBER OF           - ----- ----------------------------------------------
       SHARES             -   6    SHARED VOTING POWER
    BENEFICIALLY          -        Less than 5%
    OWNED BY EACH         - ----- ----------------------------------------------
      REPORTING           -   7    SOLE DISPOSITIVE POWER
       PERSON             -        0
        WITH:             - ----- ----------------------------------------------
                          -   8    SHARED DISPOSITIVE POWER
                          -        Less than 5%
--------------------------- ----- ----------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Less than 5% (see Item 4)
---------- ---------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES (See Instructions)
           Not Applicable
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           Less than 5%*
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           PN
---------- ---------------------------------------------------------------------

* Based on 25,172,640  outstanding  shares of common stock, par value $0.001 per share,  as  reported  by American  Lorain  Corporation  on its Form 10-Q for the
period ended  September  30,  2008,  as filed with the  Securities  and Exchange
Commission on November 14, 2008.

----------------------------
CUSIP No.  27297100        -
----------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           Jayhawk Private Equity GP, L.P. (20-5005219)
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [   ]
           (b) [ X ]
           (See Instructions)
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------- ----- ----------------------------------------------
                          -   5    SOLE VOTING POWER
                          -        0
      NUMBER OF           - ----- ----------------------------------------------
       SHARES             -   6    SHARED VOTING POWER
    BENEFICIALLY          -        Less than 5%
    OWNED BY EACH         - ----- ----------------------------------------------
      REPORTING           -   7    SOLE DISPOSITIVE POWER
       PERSON             -        0
        WITH:             - ----- ----------------------------------------------
                          -   8    SHARED DISPOSITIVE POWER
                          -        Less than 5%
--------------------------- ----- ----------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Less than 5% (see Item 4)
---------- ---------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES (See Instructions)
           Not Applicable
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           Less than 5%*
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           PN
---------- ---------------------------------------------------------------------

* Based on 25,172,640  outstanding  shares of common stock, par value $0.001 per share,  as  reported  by American  Lorain  Corporation  on its Form 10-Q for the
period ended  September  30,  2008,  as filed with the  Securities  and Exchange
Commission on November 14, 2008.

----------------------------
CUSIP No.  27297100        -
----------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           Jayhawk Capital Management, L.L.C. (48-1172612)
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [   ]
           (b) [ X ]
           (See Instructions)
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------- ----- ----------------------------------------------
                          -   5    SOLE VOTING POWER
                          -        0
      NUMBER OF           - ----- ----------------------------------------------
       SHARES             -   6    SHARED VOTING POWER
    BENEFICIALLY          -        Less than 5%
    OWNED BY EACH         - ----- ----------------------------------------------
      REPORTING           -   7    SOLE DISPOSITIVE POWER
       PERSON             -        0
        WITH:             - ----- ----------------------------------------------
                          -   8    SHARED DISPOSITIVE POWER
                          -        Less than 5%
--------------------------- ----- ----------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Less than 5% (see Item 4)
---------- ---------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES (See Instructions)
           Not Applicable
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           Less than 5%*
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           OO
---------- ---------------------------------------------------------------------

* Based on 25,172,640  outstanding  shares of common stock, par value $0.001 per share,  as  reported  by American  Lorain  Corporation  on its Form 10-Q for the
period ended  September  30,  2008,  as filed with the  Securities  and Exchange
Commission on November 14, 2008.

----------------------------
CUSIP No.  27297100        -
----------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           Kent C. McCarthy
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [   ]
           (b) [ X ]
           (See Instructions)
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------- ----- ----------------------------------------------
                          -   5    SOLE VOTING POWER
                          -        0
      NUMBER OF           - ----- ----------------------------------------------
       SHARES             -   6    SHARED VOTING POWER
    BENEFICIALLY          -        Less than 5%
    OWNED BY EACH         - ----- ----------------------------------------------
      REPORTING           -   7    SOLE DISPOSITIVE POWER
       PERSON             -        0
        WITH:             - ----- ----------------------------------------------
                          -   8    SHARED DISPOSITIVE POWER
                          -        Less than 5%
--------------------------- ----- ----------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Less than 5% (see Item 4)
---------- ---------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES (See Instructions)
           Not Applicable
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           Less than 5%*
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
---------- ---------------------------------------------------------------------

* Based on 25,172,640  outstanding  shares of common stock, par value $0.001 per share,  as  reported  by American  Lorain  Corporation  on its Form 10-Q for the
period ended  September  30,  2008,  as filed with the  Securities  and Exchange
Commission on November 14, 2008.

Item 4   Ownership:

         The information below is as of the date of December 31, 2008.

(a)  Amount beneficially owned:
         1.  Jayhawk Private Equity Fund, L.P.: Less than 5%
         2.  Jayhawk Private Equity Co-Invest Fund, L.P.: Less than 5%
         3.  Jayhawk Private Equity GP, L.P.: Less than 5%
         4.  Jayhawk Capital Management, L.L.C.: Less than 5%
         5.  Kent C. McCarthy: Less than 5%

(b)  Percent of class:
         1.  Jayhawk Private Equity Fund, L.P.: Less than 5%
         2.  Jayhawk Private Equity Co-Invest Fund, L.P.: Less than 5%
         3.  Jayhawk Private Equity GP, L.P.: Less than 5%
         4.  Jayhawk Capital Management, L.L.C.: Less than 5%
         5.  Kent C. McCarthy: Less than 5%

Percent of class is based on 25,172,640  outstanding shares of common stock, par value $0.001 per share, as reported by American  Lorain  Corporation on its Form
10-Q for the period ended  September 30, 2008, as filed with the  Securities and
Exchange Commission on November 14, 2008.

(c)  Number of shares as to which the person has:

     (i) Sole power to vote or to direct the vote:
         1.  Jayhawk Private Equity Fund, L.P.: 0
         2.  Jayhawk Private Equity Co-Invest Fund, L.P.:  0
         3.  Jayhawk Private Equity GP, L.P.: 0
         4.  Jayhawk Capital Management, L.L.C.: 0
         5.  Kent C. McCarthy: 0

     (ii) Shared power to vote or direct the vote:
         1.  Jayhawk Private Equity Fund, L.P.: Less than 5%
         2.  Jayhawk Private Equity Co-Invest Fund, L.P.: Less than 5%
         3.  Jayhawk Private Equity GP, L.P.: Less than 5%
         4.  Jayhawk Capital Management, L.L.C.: Less than 5%
         5.  Kent C. McCarthy: Less than 5%

     (iii) Sole power to dispose or to direct the disposition of:  0
         1.  Jayhawk Private Equity Fund, L.P.: 0
         2.  Jayhawk Private Equity Co-Invest Fund, L.P.:  0
         3.  Jayhawk Private Equity GP, L.P.: 0
         4.  Jayhawk Capital Management, L.L.C.: 0
         5.  Kent C. McCarthy: 0

     (iv) Shared power to dispose or to direct the disposition of:
         1.  Jayhawk Private Equity Fund, L.P.: Less than 5%
         2.  Jayhawk Private Equity Co-Invest Fund, L.P.: Less than 5%
         3.  Jayhawk Private Equity GP, L.P.: Less than 5%
         4.  Jayhawk Capital Management, L.L.C.: Less than 5%
         5.  Kent C. McCarthy: Less than 5%

Item 5   Ownership of Five Percent or Less of a Class:

If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than 5% of the class of securities, check the following:

         [X]

Item 10   Certification:

     By signing  below each party  certifies  that, to the best of its knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my knowledge and belief,  the parties below certify that the  information set forth in this statement is true, complete and correct.

Dated:   February 13, 2009

                                           /s/ Kent C. McCarthy
                                        -------------------------------------------
                                        Kent C. McCarthy

                                        Jayhawk Capital Management, L.L.C.

                                        By:  /s/ Kent McCarthy
                                           ----------------------------------------
                                        Name:  Kent McCarthy
                                        Title:  Managing Member

                                        Jayhawk Private Equity GP, L.P.

                                            By: Jayhawk Capital Management, L.L.C.,
                                                Its general partner

                                                By:  /s/ Kent McCarthy
                                                   --------------------------------
                                                Name:  Kent McCarthy
                                                Title:  Managing Member

                                        Jayhawk Private Equity Fund, L.P.

                                        By: Jayhawk Private Equity GP, L.P.
                                            Its general partner

                                            By:  /s/ Kent McCarthy
                                               ------------------------------------
                                            Name:  Kent McCarthy
                                            Title:  Managing Member of Jayhawk
                                            Capital Management, LLC, the General
                                            Partner of Jayhawk Private Equity GP, L.P.

                                         Jayhawk Private Equity Co-Invest Fund, L.P.

                                             By: Jayhawk Private Equity GP, L.P.
                                                 Its general partner

                                                 By:  /s/ Kent McCarthy
                                                    -------------------------------
                                                 Name:  Kent McCarthy
                                                 Title:  Managing Member of Jayhawk
                                                 Capital Management, LLC, the General
                                                 Partner of Jayhawk Private Equity GP, L.P.

                                                                       Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended,  the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G  (including  amendments  thereto) with respect to the Common Stock,  par value $0.001 per share, of American  Lorain  Corporation, and further agree that this Agreement be included as an exhibit to such filings.

     In evidence  whereof,  the  undersigned  have caused this  Agreement  to be executed on their behalf this 13th day of February, 2009.

                                          /s/ Kent C. McCarthy
                                        -------------------------------------------
                                        Kent C. McCarthy

                                        Jayhawk Capital Management, L.L.C.

                                        By:  /s/ Kent McCarthy
                                           ----------------------------------------
                                        Name:  Kent McCarthy
                                        Title:  Managing Member

                                        Jayhawk Private Equity GP, L.P.

                                            By: Jayhawk Capital Management, L.L.C.,
                                                Its general partner

                                                By:  /s/ Kent McCarthy
                                                   --------------------------------
                                                Name:  Kent McCarthy
                                                Title:  Managing Member

                                        Jayhawk Private Equity Fund, L.P.

                                        By: Jayhawk Private Equity GP, L.P.
                                            Its general partner

                                            By:  /s/ Kent McCarthy
                                               ------------------------------------
                                            Name:  Kent McCarthy
                                            Title:  Managing Member of Jayhawk
                                            Capital Management, LLC, the General
                                            Partner of Jayhawk Private Equity GP, L.P.

                                         Jayhawk Private Equity Co-Invest Fund, L.P.

                                             By: Jayhawk Private Equity GP, L.P.
                                                 Its general partner

                                                 By:  /s/ Kent McCarthy
                                                    -------------------------------
                                                 Name:  Kent McCarthy
                                                 Title:  Managing Member of Jayhawk
                                                 Capital Management, LLC, the General
                                                 Partner of Jayhawk Private Equity GP, L.P.